EXHIBIT 99-2


                           ACCUIMAGE DIAGNOSTICS CORP.
                               400 GRANDVIEW DRIVE
                          SOUTH SAN FRANCISCO, CA 94080
                               STOCK SYMBOL: AIDP


FOR IMMEDIATE RELEASE

ACCUIMAGE ANNOUNCES ADDITION TO ITS BOARD OF DIRECTORS
SOUTH SAN FRANCISCO, CALIF. - APRIL 23, 2002 -


AccuImage Diagnostics Corp. announces that Hirsch Handmaker, M.D. has joined the company's Board.

Dr. Handmaker earned his Bachelor of Science degree at The University of Arizona and his M.D. at The University of Southern California College of Medicine. He was a founder, President and Chairman of the Boards of RadPharm, Inc., and Diagnostic Networks, Inc., was a member of the Board of Directors of The Cyclotron Corporation and Diatide, Inc., has been a consultant or advisor to various other public and private companies, and served as a Director of the Society of Nuclear Medicine Education and Research Foundation. He is the Founder and President of Healthcare Technology Group, a management and consulting firm specializing in providing technical and business advice to investors, private and public corporations, hospitals, medical practices, and individuals interested in the health care and medical technology business sectors. Dr. Handmaker served as Executive Director of the Arizona Institute of Nuclear Medicine and Medical Director of Papago Imaging, both in Phoenix, Arizona, from 1994 to 1997. He previously was Vice-Chairman of the Department of Nuclear Medicine, California Pacific Medical Center and Director of Nuclear Medicine at Children's Hospital of San Francisco for 22 years prior to his return to Arizona. He is a diplomat of the American Boards of Radiology and Nuclear Medicine and a Fellow of the American College of Nuclear Physicians. He has authored and co-authored over fifty original publications and two textbooks concerned with nuclear medicine and diagnostic imaging. Dr. Handmaker currently serves as Chairman and Acting CEO of VirtuRad, serves on The Advisory Board of The Arizona Cancer Center and is Chairperson of the Steering Committee of the Women's Cancer Prevention arm of The Arizona Cancer Center.

In announcing this addition, Dr. Leon Kaufman, AccuImage CEO said " Dr. Handmaker is a long term friend and associate, an individual well respected in the radiologic community for his clinical and business acumen, a man with vision and feet planted solidly on the ground. Hirsch brings acute professional and business insights to our Board, and will help us direct growth and find new opportunities for the capabilities that we have built up during last year's growth phase", Dr. Kaufman concluded.

AccuImage is engaged in the development, marketing and support of software for visualization, analysis and management of medical imaging data, particularly in support of the imaging screening market, a market that is growing even faster than the traditional imaging market. The software brings value by reducing the time the physician needs for reviewing and reporting cases, enhancing the interpretation of studies, and providing 3-D images for marketing, promotion and patient information. Efficiency gains and cost savings are realized through automated reporting tools incorporating expert knowledge, and by providing hardware and software for distribution of the images and reports via internal networks as well as internet transmission to remote locations, to referring physicians and to patients. The Company is now expanding its markets through a three-pronged approach: the generation of automated report generators for new applications,  including  whole body  screening;  the sale of  upgrades  and new
products  to  existing  customers;   and  the  provision  of  quality  assurance
accreditation support services needed for demonstrating compliance with upcoming recommendations from the American College of Radiology and other accrediting
bodies.   For  company   information  please  visit  the  AccuImage  website  at
www.accuimage.com.
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Except for the historical information contained herein, the matters discussed in this news release may contain forward-looking statements that are based on current expectations and estimates about the industry in which AccuImage operates, the estimated impact of certain technological advances, as well as management's beliefs and assumptions. It is important to note that the Company's
actual   results  could  differ   materially   from  those   projected  in  such
forward-looking statements. The factors that could cause actual results to differ materially include, among others: reliance on product distributors; competition in the diagnostic imaging market; failure to improve product reliability or introduce new product models and enhancements; determinations by regulatory and administrative government authorities; and the risk factors listed from time to time in the Company's Securities and Exchange Commission reports.


CONTACT:
AccuImage Diagnostics Corp. 650/875-0192 www.accuimage.com
Investor Relations: investors@accuimage.com
Leon Kaufman, Ph.D., CEO contact@accuimage.com